Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

June 14, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Ameri Metro, Inc.

Red Lion, Pennsylvania

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 8-K, Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, filed by Ameri Metro, Inc. of our report dated February 22, 2012, relating to the financial statements of Ameri Metro, Inc., as of July 31, 2011 and 2010 and for the year ending July 31, 2011 and the periods from April 13, 2010 (date of inception) to July 31, 2011 and 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan